Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Healthcare Realty Trust

3310 West End Avenue Suite 700

Nashville, Tennessee 37203

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Amendment No. 1 to the Registration Statement of our reports dated February 22, 2022, relating to the consolidated financial statements and schedules and the effectiveness of Healthcare Realty Trust Incorporated’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in Amendment No. 1 to the Registration Statement.

/s/ BDO USA, LLP

Nashville, Tennessee

June 2, 2022